Exhibit (h)(23)

SUBADVISORY FEE WAIVER AGREEMENT

This SUBADVISORY FEE WAIVER AGREEMENT is dated as of January 12, 2015, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser” or “SunAmerica”), and BLACKROCK INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Subadviser” or “BlackRock”).

WITNESSETH:

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement, dated January 12, 2015 (the “Subadvisory Agreement”), pursuant to which the Subadviser serves as subadviser to the SA BlackRock Multi-Asset Income Portfolio (the “Portfolio”), a series of Anchor Series Trust, and the Adviser pays the Subadviser, as compensation for services provided to the Portfolio, a subadvisory fee at the annual rates set forth in the Subadvisory Agreement (the “Subadvisory Fee”); and

WHEREAS, the Securities and Exchange Commission issued an exemptive order to iShares Trust, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company that is organized as a series fund with multiple series that operate as exchange-traded funds (the “iShares Funds”) that are advised or sponsored by BlackRock or its “affiliated persons,” as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended (the “1940 Act”), which permits management investment companies registered under the 1940 Act to invest in iShares Funds in excess of the limits in Section 12(d)(1) of the 1940 Act (the “iShares Order”); and

WHEREAS, the Subadviser has agreed to waive its fees under the Subadvisory Agreement in accordance with the conditions of the iShares Order, in the amounts set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

BlackRock agrees to waive its Subadvisory Fee under the Subadvisory Agreement in an amount equal to the “acquired fund fees and expenses,” as calculated in accordance with the requirements of the registration statement form applicable to the Portfolio, incurred in connection with its investments in the iShares Funds (the “BlackRock Waiver”).

2.	The BlackRock Waiver shall not exceed 100% of the Subadvisory Fee.

3.	This Subadvisory Fee Waiver Agreement shall be effective as of the effective date of the Subadvisory Agreement, and shall continue in effect so long as the Subadvisory Agreement is in effect. Upon termination of the Subadvisory Agreement, this Subadvisory Fee Waiver Agreement shall automatically terminate.

4.	This Subadvisory Fee Waiver Agreement shall be constructed in accordance with the laws of the State of New York.

5.	This Subadvisory Fee Waiver Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Subadvisory Fee Waiver Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Peter A. Harbeck
Name:	Peter A. Harbeck
Title:	President and Chief Executive Officer

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Michael A. Saliba
Name:	Michael G. Saliba
Title:	Managing Director